Exhibit 4.47

SUPPLEMENTARY AGREEMENT

Party A: Beijing Giant Zhengtu Network Technology Co., Ltd.

Address: Room 6761, Building No.3, No.3 Xijing Road, Beijing, PRC

Party B: Shanghai Giant Network Technology Co., Ltd.

Address: 11FL, Building No.3, No.700 Yishan Road, Shanghai, PRC

WHEREAS,

Party A and Party B entered into the Online Game Distribution and License Agreement (the “Original Agreement”) on October 30, 2012 (Party B’s reference Number for the Original Agreement is HT0412120006), according to which, Party A authorizes Party B to distribute the game software named the King of King Three V2.0.

Now, therefore, adhering to the principles of equality and mutual benefit, and after friendly negotiations, the Parties reach the following agreement

1.	Both parties agree to terminate the Original Agreement on September 1, 2013.

2.	Rights and Obligations arose before the termination of the Original Agreement shall be governed by the Original Agreement

3.	This Supplementary Agreement shall supersede the Original Agreement with respect to the subject matter. In all the rest that is not provided by this Supplementary Agreement the Parties shall be governed by the Original Agreement.

4.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties .This Supplementary Agreement is prepared in four counterparts; either party shall have two counterparts with the same legal effect.

Party A: Beijing Giant Zhengtu Network Technology Co., Ltd.	Party B: Shanghai Giant Network Technology Co., Ltd.